SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 18, 2002

COMMERCE ONE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32979	94-3392885
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

4440 Rosewood Drive, Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (925) 520-6000

N/A
(Former name or former address, if changed since last report)

Item 5. Other Events.

On September 16, 2002, Commerce One, Inc. (the “Company”) implemented a one-for-ten reverse split of the Company’s issued and outstanding shares of common stock.  The reverse split was effective at 5:00 p.m. on September 16, 2002 (the “Split Effective Date”).  On September 17, 2002, the Company’s common stock began trading under the split adjustment with the interim ticker symbol “CMRCD.”  After 20 trading days, the Company expects that its ticker symbol will revert back to “CMRC.”  The reverse stock split reduced the number of shares of common stock outstanding from approximately 291,725,458 to 29,172,545.

There will be no fractional shares issued in connection with the reverse split.  A holder of record of the Company’s common stock on the Split Effective Date who would otherwise be entitled to a fraction of a share will, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the net per share proceeds earned by the Company upon the sale of a number of shares of its common stock equal to the aggregate of the fractional shares that otherwise would have resulted due to the reverse split.

A copy of the Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, effecting the reverse stock split is attached hereto as Exhibit 4.1.

Item 7. Financial Statements and Exhibits.

(a)           Non-applicable.

(b)           Non-applicable.

(c)           Exhibits.

Exhibit Description

4.1                                                                                 Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, dated September 16, 2002.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMERCE ONE, INC.

/s/ CHARLES BOYNTON
Charles Boynton
Senior Vice President & Chief Financial Officer

Date: September 18, 2002